AMENDED ARTICLES OF INCORPORATION
                                       OF
                                  BIOTIME, INC.

                   Paul Segall and Judith Segall certify that:

         1. They are the President and the Secretary, respectively, of BioTime, Inc., a California Corporation.

         2. The Articles of Incorporation of this corporation are amended to read in full as follows:

                  "ONE: The name of this corporation is BioTime, Inc.

                  TWO: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                  THREE: The corporation is authorized to issue two classes of shares, which shall be designated "Common Shares" and "Preferred
         Shares". The number of Common Shares which the corporation is authorized to issue is 5,000,000 and the number of Preferred Shares which the corporation is authorized to issue is 1,000,000. The Preferred Shares may be issued in one or more series as the board of directors may by resolution determine. The board of directors is authorized to fix the number of shares of any series of Preferred Shares and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed on the shares of Preferred Shares as a class, or upon any wholly unissued series of any Preferred Shares. The board of directors may, by resolution, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Shares subsequent to the issue of shares of that series. Upon the amendment of this article to read as herein set forth, each outstanding share of common stock is converted into or reconstituted as 0.1667 Common Share.

                  FOUR: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The corporation is authorized to indemnify "agents", as such term is defined in Section 317 of the California Corporations Code, to the fullest extent permissible under California law."

         3. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

         4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 5,351,672. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

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


We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this amendment are true and correct of our own knowledge.


Date:  July 15, 1991


                                    /s/: Paul Segall
                                   -----------------------
                                    Paul Segall, President


                                    /s/: Judith Segall
                                    ------------------------
                                    Judith Segall, Secretary


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



                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION


         Paul E. Segall and Judith Segall certify that:

     They are the President and Secretary, respectively, of BioTime, Inc., a California corporation.

     The sentence of Article THREE of the Articles of Incorporation that now reads "The number of Common Shares which the Corporation is authorized to issue is 5,000,000 and the number of Preferred Shares which the Corporation is authorized to issue is 1,000,000" is amended to read as follows:

         "The number of Common Shares which the Corporation is authorized to issue is 25,000,000 and the number of Preferred Shares which the Corporation is authorized to issue is 1,000,000."

     The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

     The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with section 902 of the Corporations Code. The total number of outstanding Common Shares of the corporation is 3,203,193. There are no Preferred Shares outstanding. The number of Common Shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Executed at Berkeley, California on June 20, 1997.



         /s/: Paul E. Segall
         ------------------------------------
         Paul E. Segall, President

         /s/: Judith Segall
         ------------------------------------
         Judith Segall, Secretary


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